HCP Announces Series of Mutually Beneficial Transactions with Brookdale

IRVINE, Calif., October 1, 2019 /PRNewswire/ -- HCP, Inc. (NYSE: HCP) today announced several transactions with Brookdale Senior Living Inc. (“Brookdale”) related to HCP’s 15-campus CCRC JV and triple-net portfolio with Brookdale that will position HCP to: (i) improve operator diversification, (ii) acquire Brookdale’s interest in 12 CCRC campuses and (iii) strengthen the remaining Brookdale triple-net portfolio.

Specifically, the transactions consist of:

CCRC TRANSACTIONS

•	HCP to acquire Brookdale’s 51% joint venture interest in 12 entry fee CCRCs with 5,641 units for $510 million (HCP will then own a 100% interest)

•	HCP and Brookdale agree to terminate management agreements on the 12 CCRCs, and HCP to transition management from Brookdale to Life Care Services (“LCS”) under a highly incentivized contract

•	HCP to pay $100 million termination fee to Brookdale (approximately 5x annual management fee) and reset management fee with LCS (approximately $7 million annual savings)

•	HCP and Brookdale to jointly market for sale to third parties the remaining three CCRCs in the existing joint venture

TRIPLE-NET TRANSACTIONS

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Brookdale to acquire 18 triple-net leased properties from HCP for $405 million, representing a 7.4% lease yield on trailing twelve month rent as of June 30, 2019. These 18 triple-net leased properties had a 0.86x rent coverage after management fee as of June 30, 2019

•
HCP and Brookdale agree to restructure the 24 remaining Brookdale triple-net leased properties into a single master lease with 2.4% annual escalators with a maturity date on December 31, 2027, and pro forma rent coverage of ~1.1x after management fee and ~1.3x before management fee

•	HCP to provide up to $35 million capital investment in remaining triple-net portfolio over a 5-year term and receive a 7% initial return on the invested capital

OTHER TRANSACTIONS

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HCP and Brookdale agree to terminate agreements related to one Brookdale triple-net leased property with 1.0x rent coverage after management fee (to be converted to SHOP upon transition of management to LCS) and one SHOP property to be marketed for sale to third parties

These transactions are expected to reduce HCP’s Brookdale concentration from 16% to 8% of cash NOI on a pro forma basis.

The acquisition of Brookdale’s 51% interest in the 12 CCRCs, the transitions to LCS, and the asset sales to Brookdale are expected to close in 1Q 2020, subject to customary closing conditions. The asset sales to third parties are expected to close over the next 12 to 18 months.

“We are pleased with the outcome of this mutually beneficial transaction, which reflects the collaboration and partnership we share with Brookdale,” said Tom Herzog, President and Chief Executive Officer of HCP.  “This transaction will allow HCP to improve its operator diversification, as well as strengthen its remaining Brookdale triple-net portfolio.”

An investor presentation regarding the transactions can be found on HCP's website under the Presentations tab in the Investor Relations section at http://ir.hcpi.com.

About HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests in real estate serving the healthcare industry in the United States. HCP owns a large-scale portfolio primarily diversified across life science, medical office and senior housing. Recognized as a global leader in sustainability, HCP has been a publicly-traded company since 1985 and was the first healthcare REIT selected to the S&P 500 index. For more information regarding HCP, visit www.hcpi.com.

Forward-Looking Statements

Statements in this release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among other things, statements regarding our and our officers’ intent, belief or expectation as identified by the use of words such as “may,” “will,” “project,” “expect,” “believe,” “intend,” “anticipate,” “seek,” “target,” “forecast,” “plan,” “potential,” “estimate,” “could,” “would,” “should” and other comparable and derivative terms or the negatives thereof. Examples of forward-looking statements include, among other things, statements regarding the pending and anticipated transactions with Brookdale, LCS and third parties, including the anticipated benefits from, and results of, the transactions, execution plans, expected proceeds, pro forma rent coverage, return on invested capital, impact on earnings, and the anticipated closing or completion timeframes of the transactions. The closing of the transactions remains subject to the satisfaction of certain conditions, and may not close on the anticipated timeline or at all. Forward-looking statements reflect our current expectations and views about future events and are subject to risks and uncertainties that could significantly affect our future financial condition and results of operations. While forward-looking statements reflect our good faith belief and assumptions we believe to be reasonable based upon current information, we can give no assurance that our expectations or forecasts will be attained. Further, we cannot guarantee the accuracy of any such forward-looking statement contained in this release, and such forward-looking statements are subject to known and unknown risks and uncertainties that are difficult to predict. See Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for a description of risks and uncertainties that may cause our actual results to differ materially from the expectations contained in the forward-looking statements herein. Except as required by law, we do not undertake, and hereby disclaim, any obligation to update any forward-looking statements, which speak only as of the date on which they are made.

Contact
Andrew Johns
Vice President – Finance and Investor Relations
(949) 407-0400